Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K of The Bancorp, Inc. and its subsidiary for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of The Bancorp, Inc. and its subsidiary on Forms S-3 (File No. 333-155414, effective November 17, 2008, File No. 333-156687, effective January 12, 2009 and File No. 333-170613, effective November 15, 2010) and Forms S-8 (File No. 333-124338 and File No. 333-124339, effective April 26, 2005, File No. 333-130709, effective December 27, 2005and File No. 333-176208, effective August 10, 2011).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 13, 2012